SPECIFIC POWER OF ATTORNEY

BE IT ACKNOWLEDGED, that I, Jeff Lyash, the undersigned, do hereby grant a limited and specific power of attorney to Messrs. George P. McDonald, Corporate Secretary, and Mark Berenson, Associate General Counsel, as my attorneys-in-fact. Said attorneys-in-fact shall have full power and authority to undertake and perform only the following acts on my behalf:

To execute all necessary documents on behalf of the undersigned to fully comply Section 16(a) of the Securities Exchange Act of 1934.

The authority herein shall include such incidental acts as are reasonably required to carry out and perform the specific authorities granted herein. My attorneys-in-fact agree to accept this appointment subject to its terms and agree to act and perform in said fiduciary capacity consistent with my best interest as my attorneys-in-fact in their discretion deem advisable.

This power of attorney is effective upon execution. This power of attorney may be revoked by me at any time and shall automatically be revoked six months after I no longer qualify as an "Insider" as defined by Section 16(a) of the Securities Exchange Act of 1934, provided any person relying on this power of attorney shall have full rights to accept and rely upon the authority of my attorneys-in-fact until in receipt of actual notice of said revocation.

Signed under seal this 9th day of April, 2026.

Jeff Lyash

Mecklenburg County, North Carolina

Signed and sworn to before me this day by Jeff Lyash.
Name of principal

Date: 4-9-2026

(Official Seal)

LISETTE N. REYNOLDS
NOTARY PUBLIC
Mecklenburg County
North Carolina
My Commission Expires May 21, 2029

Official Signature of Notary

Lisette N. Reynolds, Notary Public
Notary's printed or typed name

My commission expires: May 21, 2029